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                                                                     EXHIBIT 4.2


                            CERTIFICATE OF CORRECTION
                     FILED TO CORRECT A CERTAIN ERROR IN THE
                         CERTIFICATE OF DESIGNATIONS OF
                     8 SERIES A 5.5% CONVERTIBLE REDEEMABLE
                               PREFERRED STOCK OF
                              KEY3MEDIA GROUP, INC.
                           FILED IN THE OFFICE OF THE
                         SECRETARY OF STATE OF DELAWARE
                              ON NOVEMBER 26, 2001



         KEY3MEDIA GROUP, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

         DOES HEREBY CERTIFY:

         1. The name of the corporation is Key3Media Group, Inc.

         2. A Certificate of Designations of Series A 5.5% Convertible Redeemable Preferred Stock (the "Certificate") was filed with the Secretary of State of Delaware on November 26, 2001, and said Certificate requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware.

         3. The inaccuracy or defect of said certificate to be corrected is as follows: The phrase "annual rate of 5.5%" in the third line of Section 4(a) of the Certificate should be deleted and the phrase "Applicable Annual Rate" (as defined below)" should be inserted in lieu thereof. The percentage "1.375%" contained in the sixteenth line of the same subsection should be deleted and the phrase "one-fourth of the Applicable Annual Rate for such Quarterly Dividend Period" should be inserted in lieu thereof. This subsection should be further amended by inserting the following definition at the end of such subsection:

            The "Applicable Annual Rate" means, with respect to any Quarterly Dividend Period, (i) if such Quarterly Dividend Period ends prior to November 27, 2002, 5.39% per annum and (ii) if such Quarterly Dividend Period ends after November 27, 2002, 5.5% per annum.

         4. The dollar amount contained in the last line of the definition of "Adjusted Liquidation Preference" in Section 7(j) should be changed from $26.40 to $26.375.



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         IN WITNESS WHEREOF, Key3Media Group, Inc. has caused this Certificate to be signed by Ned S. Goldstein, its Secretary, this 14th day of December 2001.


                               KEY3MEDIA GROUP, INC.


                               By:
                                  -----------------------------------------
                                  Name:  Ned S. Goldstein
                                  Title: Executive Vice President, General
                                         Counsel and Secretary